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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (Amendment No. _____________)*


                             Visual Networks, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   928444108
                         ----------------------------
                                (CUSIP Number)


                               December 31, 2000
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            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]    Rule 13d-1(b)

          [_]    Rule 13d-1(c)

          [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 5 pages
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---------------------                                        -------------------
 CUSIP No. 928444108                  13G                     Page 2 of 5 Pages
---------------------                                        -------------------

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 1              NAME OF REPORTING PERSON
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                Trident Capital Management, L.L.C.
                77-0413011
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 2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [_]
                                                                  (b) [_]
--------------------------------------------------------------------------------
 3              SEC USE ONLY

--------------------------------------------------------------------------------
 4              CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
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                                     SOLE VOTING POWER
                                 5
  NUMBER OF                               1,832,080

    SHARES                   ---------------------------------------------------
                                     SHARED VOTING POWER
 BENEFICIALLY                    6
                                          0
   OWNED BY                  ---------------------------------------------------

    EACH                            SOLE DISPOSITIVE POWER
                                 7
   REPORTING                              1,832,080
                             ---------------------------------------------------
    PERSON                           SHARED DISPOSITIVE POWER
                                 8
     WITH                                 0
--------------------------------------------------------------------------------
 9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,832,080
--------------------------------------------------------------------------------
10              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*

                [_]
--------------------------------------------------------------------------------
11              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                5.90%
--------------------------------------------------------------------------------
12              TYPE OF REPORTING PERSON*

                OO
--------------------------------------------------------------------------------

                               *SEE INSTRUCTIONS

                              Page 2 of 5 pages
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Item 1(a).   Name of Issuer:

             Visual Networks, Inc.

      (b).   Address of Issuer's Principal Executive Offices:

             2092 Gaither Road, Rockville, Maryland 20850

Item 2(a).   Name of Person Filing:

             Trident Capital Management, L.L.C.

      (b).   Address of Principal Business Office or, if None, Residence:

             505 Hamilton Avenue, Suite 200, Palo Alto, CA 94301

      (c).   Citizenship:

             Delaware

      (d).   Title of Class of Securities:

             Common Stock

      (e).   CUSIP Number:

             928444108

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

             (a)[_] Broker or dealer registered under Section 15 of the Exchange Act;
             (b)[_] Bank as defined in Section 3(a)(6) of the Exchange Act;
             (c)[_] Insurance company as defined in Section 3(a)(19) of the Exchange Act;
             (d)[_] Investment company registered under Section 8 of the Investment
                    Company Act;
             (e)[_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
             (f)[_] An employee benefit plan or endowment fund in accordance with Rule
                    13d-1(b)(1)(ii)(F);
             (g)[_] An parent holding company or control person in accordance with Rule
                    13d-1(b)(1)(ii)(G);
             (h)[_] A savings association as defined in Section 3(b) of the Federal Deposit
                    Insurance Act;

                              Page 3 of 5 pages
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

             (i)[_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
             (j)[_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.      Ownership.

      (a).   Amount Beneficially Owned:

             1,832,080 shares of Common Stock*

      (b).   Percent of Class:

             5.90%

      (c).   Number of shares as to which such person has:

             (i).   Sole power to vote or to direct the vote:

                    1,832,080 shares of Common Stock

             (ii).  Shared power to vote or to direct the vote:

                    Not applicable.

             (iii). Sole power to dispose or to direct the disposition of:

                    1,832,080 shares of Common Stock

             (iv).  Shared power to dispose or to direct the disposition of:

                    Not applicable

             *Includes 1,782,346 shares held by Information Associates, L.P. (" IA, L.P.") and 49,734 shares held by Information Associates, C.V. ("IA, C.V."). The reporting person is the sole general partner of IA, L.P. and the investment general partner of IA, C.V.

Item 5.      Ownership of Five Percent or Less of a Class.

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not applicable.

                              Page 4 of 5 pages
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Item 7.      Identification and Classification of the Subsidiary Which Acquired
             the Security Being Reported on By the Parent Holding Company.

             Not applicable.

Item 8.      Identification and Classification of Members of the Group.

             Not applicable.

Item 9.      Notice of Dissolution of a Group.

             Not applicable.

Item 10.     Certification.

             Not applicable.



                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2001.



                              TRIDENT CAPITAL MANAGEMENT, L.L.C.



                              By:    /s/ Bonnie N. Kennedy
                                 -----------------------------------------
                              Name:  Bonnie N. Kennedy
                              Title: Chief Financial Officer

                              Page 5 of 5 pages